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                                                                    EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                Fiscal Year
                                                --------------------------------------------------------------------------
                                                  1993          1994         1995         1996        1996         1997
                                                  ----          ----         ----         ----        ----         ----
                                                            (Predecessor)                                (Successor)
                                                        (dollars in thousands)


Income before income taxes ................      $ 8,620      $12,037      $21,189      $ 8,988      $12,969      $24,175
Equity income (loss) ......................           13          529        3,393           82        1,811        2,789
                                                 -------      -------      -------      -------      -------      -------
Income before income taxes and
extraordinary items .......................        8,633       12,566       24,582        9,070       14,780       26,964
Fixed charges:
Cash interest expense .....................          401          401          401          148        9,458       11,895
Dividends on preferred stock ..............          N/A          N/A          N/A          N/A        5,185        4,722
Amortization of bond issue costs ..........           21           21           21            6          411          576
Amortization of deferred debt .............            0            0            0            0          192          530
Interest expense on rental expense ........
                                                     194          144          128           41          124          195
                                                 -------      -------      -------      -------      -------      -------
Total fixed charges .......................          616          566          550          195       15,370       17,918
                                                 =======      =======      =======      =======      =======      =======
Income before income taxes,
extraordinary items and fixed
charges ...................................        9,249       13,132       25,132        9,265       30,150       44,882
                                                 =======      =======      =======      =======      =======      =======

Ratio of earnings to fixed charges.........         15.0         23.2         45.7         47.5          2.0          2.5
                                                 =======      =======      =======      =======      =======      =======
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